_____________ __, 2003



Mr. E. Van Cullens
Chief Executive Officer
Westell Technologies, Inc.
750 N. Commons Drive
Aurora, Illinois  60504

Dear Van:

         I am pleased to advise you that the Compensation Committee of the Board of Directors of Westell Technologies, Inc. (the "Company") has approved a deferred incentive compensation program for you effective for the Company's fiscal year ended March 31, 2004 and subsequent fiscal years.

         The amount of deferred incentive compensation to be awarded to you in each year you serve as Chief Executive Officer of the Company shall be based on the Company's Consolidated Net Income Before Income Taxes as set forth in the Company's audited financial statements for March 31, 2004 and subsequent fiscal years plus any gain on the sale of the Company's interest in Conference Plus, Inc. The amount of the award shall be determined in accordance with Exhibit A attached to this letter.

         Your rights to the deferred compensation awarded to you under this program shall vest on March 31, 2006 if you are employed by the Company on that date. Any amounts earned


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Mr. E. Van Cullens
_____________ __, 2003
Page 2



by you in the fiscal years ending after March 31, 2006 will be fully vested at the time the amounts are determined as set forth above. The amounts earned under the program will also be fully vested in the event of your death or termination of employment by permanent and total disability prior to March 31, 2006 or upon a change in control of the Company (as defined in the Company's employment offer to you dated June 28, 2001). Any amounts which you may earn under the program prior to March 31, 2006 will be forfeited if you terminate employment in any other manner prior to that date.

         Unless you elect otherwise, the deferred incentive compensation earned by you and vested hereunder will be paid to you upon your retirement or other termination of employment. You may elect to receive part or all of any amounts earned and vested hereunder on a date or dates earlier than your retirement or other termination of employment. Any such election must be made on or before September 30, 2005. You may amend your election to further defer receipt of amounts earned under the program to a later date by providing the Company written notice not less than six months prior to the date the first payment is otherwise due to be made under the program.

         Your vested earnings under this program will be paid to you either in a lump sum or in equal installments over a period of not more than ten years, as you may elect. Installment payments will bear interest at a rate equal to the yield on 90-day securities of the United States, or any agency or instrumentality thereof.

Mr. E. Van Cullens
_____________ __, 2003
Page 3



         Any amounts you earn under this program will be credited to a bookkeeping account on the Company's books. The amount credited to this account will be treated as if it were invested in accordance with the directions given by you to the Company from time to time pursuant to the form of direction attached as Exhibit B to this letter. The balance in the account will be adjusted at the end of each calendar quarter while you are employed to reflect any earnings or losses from these deemed investments.

         The Company shall establish a rabbi trust and pay to the trust from time to time an amount equal to any amount earned under the deferred incentive compensation program as determined in accordance with Exhibit A. The amounts contributed to the rabbi trust may be invested by the trustee to fund the Company's obligations to make the deferred payments to you under the program.

         Notwithstanding the foregoing, the balance in your deferred compensation account will be paid to you in a lump sum within 30 days after a change in control of the Company or within 90 days after your death or termination of employment by permanent and total disability.

         The Compensation Committee shall have the right to accelerate the payment of vested amounts earned under this program in the event of substantial hardship to you arising out of your mental or physical disability or that of any member of your immediate family, the death of a family member or such other cause as the Committee shall, in its sole discretion, determine to be a substantial hardship.




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Mr. E. Van Cullens
_____________ __, 2003
Page 4



         You shall also have the right to withdraw any and all vested amounts earned under this program (including any deemed earnings thereon) at any time even though you are not otherwise entitled to withdrawal, provided that 5% of the amount withdrawn shall be forfeited to the Company.

         Your rights under the program will not be assignable by you or otherwise transferable. However, you may designate your beneficiary or beneficiaries to receive payments due under the program in the event of your death. Your beneficiary designation will be effective only upon filing with the Company's [Director of Human Resources]. A beneficiary designation form is attached. In the event of your death without having designated a beneficiary, any remaining unpaid amounts credited to you under the program will be paid to your estate.

         This program shall be interpreted under the laws of the state of Illinois.

                                Very truly yours,







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                                            EXHIBIT A



           Consolidated             Deferred Compensation
           Income Before                                            Cumulative
           Income Taxes*              Rate        Max Award           Maximum
           ------------               -----       ----------          -------



         Up to $2,500,000             5%          $125,000             $ 125,000

         Next  $3,750,000             4%          $150,000             $ 275,000

         Next  $6,250,000             3%          $187,500             $ 462,500

         Next  $6,250,000             2%          $125.000             $ 587,500

         Next  $6,250,000             1%          $ 62,500             $ 650,000










*Plus any gain on the sale of the Company's interest in Conference Plus, Inc.